Exhibit 99.2

                            SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (together with all schedules, exhibits and all ancillary agreements contemplated herein are hereinafter referred to as this "Agreement"), is entered into as of the ____ day of July, 2003, by and between certain selling shareholders of Napoli set forth on Schedule 1.05 hereto (collectively, the "Selling Shareholders") and all of the shareholders (collectively, the "Novotech Shareholders") of Novotech Holdings, Inc. ("Novotech"), a company organized under the laws of the British Virgin Islands ("BVI"). The Selling Shareholders, and the Novotech Shareholders are referred to collectively as the "Parties".

      WHEREAS, the Selling Shareholders together own 5,246,183 shares of common stock of Napoli (the "Outstanding Napoli Shares") constituting an aggregate ownership of approximately 97% of the issued and outstanding capital stock of Napoli; and

      WHEREAS, the Selling Shareholders desire to sell and the Novotech Shareholders desire to acquire the Outstanding Napoli Shares for an aggregate consideration of US $180,000;

      NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I
                         REPRESENTATIONS, COVENANTS, AND
                     WARRANTIES OF THE SELLING SHAREHOLDERS

The Selling Shareholders, jointly and severally, represent and warrant as follows:

      Section 1.01 - Organization and Due Authorization. Napoli is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and has the corporate power and is duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Napoli's articles of incorporation or bylaws. Napoli has taken all action required by all applicable laws, including, without limitation, the laws of the State of Colorado and the U.S. securities laws and regulations, and under Napoli's articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. Napoli has full power, authority, and legal right and has taken all action required by all applicable laws, including, without limitation, the laws of the State of Colorado and the U.S. securities laws and regulations, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated. Attached hereto as Exhibit 1.01 is a true and correct copy of the certificate of incorporation and bylaws of Napoli, both of

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which are valid and in force as of the date hereof. Prior to Closing the Selling
Shareholders shall delivery to the Novotech Shareholders an opinion of Colorado counsel opining to the veracity of the representations set forth in Section
1.01, 1.07, 1.08, and 1.10 hereof.

      Section 1.02 - Capitalization and Outstanding Shares. Napoli's authorized capitalization currently consists of 500,000,000 shares of common stock, par value $.001, of which 5,525,549 shares of common stock are issued and outstanding as of the date hereof and 50,000 shares of preferred stock of which no shares are outstanding as of the date hereof. All issued and outstanding shares are legally issued, fully paid, non-assessable and not issued in violation of the pre-emptive or other rights of any person.

      Section 1.03 - Options or Warrants or Subscriptions. There are no existing options, warrants, calls, subscriptions or commitments of any character relating to the authorized and unissued stock of Napoli.

      Section 1.04 - Approval of Agreement. The board of directors of Napoli has approved this Agreement and the transactions contemplated hereby.

      Section 1.05 - Ownership of Shares. With respect to himself, herself or itself, each of the Selling Shareholders is the legal and beneficial owner of that number of Outstanding Napoli Shares set forth opposite his, her or its name in the attached Schedule 1.05 (which together constitute approximately 97% of all of Napoli's outstanding capital stock), free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.

      Section 1.06 - Shares Validly Issued. With respect to the Outstanding Napoli Shares issued to him, her or it, the Outstanding Napoli Shares have been validly issued to each Selling Shareholder and are fully paid, fully vested, non-assessable and not issued in violation of the pre-emptive or other rights of any person.

      Section 1.07 - Valid Transfer of Fully Vested Shares. With respect to himself, herself or itself, each of the Selling Shareholders has full right, power, and authority to transfer, assign, convey, and deliver its Outstanding Napoli Shares. With respect to himself, herself or itself, delivery by each Selling Shareholder of such shares at the Closing (as described in Article II herein) will convey good and marketable title to such Outstanding Napoli Shares, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.

      Section 1.08 - Underlying Transaction Lawful. All transactions contemplated by this Agreement and this Agreement are lawful under all applicable laws of the Untied States and under all applicable laws of the State of Colorado.

      Section 1.09 - Organization of Selling Shareholders. Each Selling Shareholder that is not a natural person is a company duly organized and validly existing under the laws of its jurisdiction of organization and has the corporate power and is duly

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authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to undertake the transactions contemplated by this Agreement, to own all of its properties and assets to carry on its business. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of each such Selling Shareholder's articles of incorporation or bylaws (or the foreign equivalent thereof). Each such Shareholder has taken, or will have taken prior to Closing (as described in Article II herein), all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. ). Each such Selling Shareholder has, or will have prior to Closing (as described in Article II herein), the full power, authority, and legal right and has, or will have prior to Closing (as described in Article II herein), taken all action required by law, its bylaws, articles of incorporation (or the foreign equivalent thereof) and otherwise to consummate the transactions herein contemplated.

      Section 1.10 - Enforceable Obligation. The transactions contemplated by this Agreement are the valid and binding obligations of each Selling Shareholder, enforceable against each respective Shareholder, jointly and severally, by the other Parities in accordance with the terms of this Agreement.

      Section 1.11 - No Conflicts. The execution and delivery by each Selling Shareholder of this Agreement, the performance by each Selling Shareholder of his, her or its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require any Selling Shareholder to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any lien upon any Selling Shareholder or any of their respective assets and properties under, any contract to which any Selling Shareholder, or by which any of their respective assets and properties is bound.

      Section 1.12 - Voting Trusts. The Selling Shareholders are not subject to any voting trust agreement or other contract restricting or otherwise relating to the voting or disposition of the Outstanding Napoli Shares.

      Section 1.13 - Governmental Authorizations and Licenses. Each Selling Shareholder and Napoli has, or will have upon Closing (as described in Article II herein), all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Selling Shareholders of this Agreement and consummation by the Selling Shareholders of the transaction contemplated hereby.

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      Section 1.14 - Compliance With Laws and Regulations. Each Selling
Shareholder has complied with all applicable statutes and regulations of any applicable laws except to the extent that noncompliance would not result in the occurrence of any material liability for any Selling Shareholder.

      Section 1.15 - Power of Stock Transfer. Each Selling Shareholder has duly executed a stock transfer power in the substantial form as set forth in Schedule
1.15 (as described in Article II herein).

      Section 1.16 - Ratification of Transaction by Selling Shareholders. Each Selling Shareholder hereby consents to and ratifies this Agreement and the transactions contemplated by this Agreement.

      Section 1.17 - Assumption of Liabilities. The Selling Shareholders hereby, jointly and severally, covenant to assume and dispense with all liabilities of Napoli, fiscal or otherwise, that exist as of the date of the transfer of the Outstanding Napoli Shares, including, but not limited to the fiscal liabilities reported by Napoli on its 10-QSB for the fiscal quarter ended May 31, 2003 and filed with the Commission on July 9, 2003.

      Section 1.18 - Representation and Indemnification. The Selling Shareholders hereby covenant, jointly and severally, to defend, indemnify and hold harmless the Novotech Shareholders from and against all claims, demands, actions, liabilities and damages, and any costs and expenses which any of them may incur in defending any action (including attorneys' fees and expenses), in connection with any liabilities of Napoli that arise from any events occurring prior to the transfer of the Outstanding Napoli Shares to the Novotech Shareholders. The Selling Shareholders hereby represent that to the best of their knowledge, after due inquiry, all material liabilities of Napoli have been disclosed in filings made with the Securities and Exchange Commission.

      Section 1.19 - No Shareholder Approval and 14C Required. Under the laws of the State of Colorado, in combination with all applicable laws of the United States, Napoli is not legally required to file an information statement on
Schedule 14C promulgated under the Exchange Act of 1934, as amended, in connection with the transactions contemplated by the certain Share Purchase Agreement to be entered between Napoli and certain shareholders of Novotech. Prior to Closing the Selling Shareholders will deliver an opinion of counsel, licensed to practice law in the State of Colorado, opining as to the veracity of the representations made in this Section 1.19.

                                   ARTICLE II
                   PLAN OF PURCHASE AND SALE OF NAPOLI SHARES

      Section 2.01 - The Purchase and Sale of Napoli Shares.

      (a) The Selling Shareholders agree to assign, transfer, and deliver free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Outstanding Napoli Shares to the Novotech Shareholders

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and their designated recipients in the amounts set forth opposite the name of each Shareholder and their designated recipients in the list attached hereto as
Schedule 2.01(a) and incorporated herein.

      (b) The Selling Shareholders hereby acknowledge receipt of the benefit of US $180,000 in consideration for the transfer to the Novotech Shareholders and/or their designees of the Outstanding Napoli Shares.

      Section 2.02 - Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall occur after the signing of this Agreement, after the fulfillment of all conditions precedent set forth in Article III hereof and at such time and place as the parties may mutually agree ("Closing Date"). The Parties agree that if either or both should elect to proceed to Closing prior to such time that all conditions precedents are fulfilled, such election does not constitute a waiver by either Party of the requirements for Closing and the other Party will remain obligated to fulfill the condition precedents at the earliest possible date.

      Section 2.03 - Closing Events. At the Closing, the Selling Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered): (i) a stock transfer power and authorization of designee executed by each Selling Shareholder listed on Schedule 1.05 in the substantial form set forth in Schedule 1.15; and (ii) original share certificates evidencing the ownership of the Outstanding Napoli Shares by the Selling Shareholders as set forth on Schedule 1.05.

                                   ARTICLE III
                         CONDITIONS PRECEDENT TO CLOSING

      The obligations of the Parties at Closing under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

      Section 3.01 - Accuracy of Representations. The respective representations and warranties made by the Parties in this Agreement shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the respective Parties shall have performed or complied with all pre-closing covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

      Section 3.02 - No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of any Party, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of the Parties.

      Section 3.03 - Deliverables. Each deliverable required to be delivered by each respective Party under Article I of this Agreement has been delivered.

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                                   ARTICLE IV
                                  MISCELLANEOUS

      Section 4.01 - Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of New York.

      Section 4.02 - Resolution of Disputes.

            (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one party has delivered to the other party a written request for such consultation (the "Consultation Date"). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either party, with written notice to the other party.

            (b) Arbitration. The arbitration shall be conducted in New York, New York under the auspices of the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. There shall be three arbitrators--one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. All arbitration proceedings shall be conducted in English. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; either party may apply to any court of competent jurisdiction in the State of New York for enforcement of any award granted by the arbitrators.

            (c) During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue to abide by the terms of this Agreement.

      Section 4.03 - Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

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      (a)   If to the Selling Shareholders, addressed as follows:

            c/o Stepp Law Group
            1301 Dove Street, Suite 460
            Newport Beach, California
            92660
            ph: 949-660-9700
            fax: 949-660-9010
            Attn: Thomas E. Stepp, Jr.

            with a copy to:

      (b)   If to each of the Novotech Shareholders, addressed as follows:

            c/o Davies Ward Phillips & Vineberg LLPP.
            625 Madison Avenue, 12th Floor
            New York, New York 10022
            Telecopier: (212) 308-0132
            Attn: Howard H. Jiang, Esq.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

      Section 4.04 - Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

      Section 4.05 - Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

      Section 4.06 - Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof.

      Section 4.07 - Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of three months. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties.

      Section 4.08 - Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

      Section 4.09 - Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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